EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the previously filed Registration Statement on Form S-8 (No. 333-150968) of MSB Financial Corp. (the “Company”) of our report dated September 25, 2009, relating to the Company’s consolidated financial statements as of June 30, 2009 and for the year then ended, as included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009.

/ s / ParenteBeard LLC

Clark, New Jersey

January 6, 2010